Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Tuesday, October 20, 2020

COMMERCE BANCSHARES, INC. REPORTS
THIRD QUARTER EARNINGS PER SHARE OF $1.11

    Commerce Bancshares, Inc. announced earnings of $1.11 per common share for the three months ended September 30, 2020, compared to $.93 per share in the same quarter last year and $.34 per share in the prior quarter. Net income attributable to Commerce Bancshares, Inc. (net income) for the third quarter of 2020 amounted to $132.4 million, compared to $109.2 million in the third quarter of 2019 and $39.9 million in the prior quarter. For the quarter, the return on average assets was 1.71%, the return on average common equity was 15.21% and the efficiency ratio was 55.0%.

For the nine months ended September 30, 2020, earnings per common share totaled $1.89 compared to $2.65 for the first nine months of 2019. Net income amounted to $224.2 million for the nine months ended September 30, 2020 compared to $314.4 million in the same period last year. Year to date, the return on average assets was 1.04% and the return on average common equity was 8.93%.

In announcing these results, John Kemper, Chief Executive Officer, said, “We are pleased to report a healthy rebound in earnings this quarter. Net income grew significantly compared to the second quarter, driven by low provision expense and by increases in net interest income, fee income, and investment securities gains. Compared to the prior quarter, net interest income grew $12.9 million supported by our larger balance sheet and historically low funding costs. Fee income from our bank card, trust and mortgage banking businesses rebounded nicely from the prior quarter. While our bank card fees have not yet fully recovered from the impact of COVID-19, trust and mortgage banking fees were at record levels. Prudent expense management remains in focus as we prepare for a prolonged low interest rate environment. We continued our efforts of providing relief to customers who have been impacted by COVID-19. Loans on active deferral declined significantly throughout the quarter. Fewer customers requested first-time relief, and just a small percentage of our customers required extensions of their initial relief requests. We remain cautiously optimistic about the recovery of the economy and are encouraged by the resiliency of our customers and communities.”

Mr. Kemper continued, “Net loan charge-offs this quarter totaled $7.6 million, compared to $8.4 million in the prior quarter and $11.5 million in the third quarter of 2019. The ratio of annualized net loan charge-offs to average loans was .18% in the current quarter, .21% in the prior quarter and .32% in the third quarter of last year. Net loan charge-offs on commercial loans totaled $194 thousand this quarter compared to $3.2 million in the prior quarter. Net loan charge-offs on personal banking loans increased $2.2 million to $7.4 million. Non-performing assets increased this quarter from $23.1 million to $40.3 million. At September 30, 2020, the allowance for credit losses on loans decreased slightly to $236.4 million, partly due to an improved economic forecast utilized in our CECL model compared to the prior quarter.”

Total assets at September 30, 2020 were $31.5 billion, total loans were $16.4 billion, and total deposits were $25.7 billion. During the quarter, the Company paid a common cash dividend of $.27 per share, representing an 8.9% increase over the rate paid in 2019, and also paid an annualized 6% cash dividend on its preferred stock. On September 1, 2020, the Company redeemed all outstanding shares of its preferred stock.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services, including payment solutions, investment management and securities brokerage. Commerce Bank, a subsidiary of Commerce Bancshares, Inc., leverages more than 150 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. It also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release, including management's discussion of third quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Matthew Burkemper, Investor Relations
at 8000 Forsyth, Mailstop: CBIR-1
Clayton, MO 63105
or by telephone at (314) 746-7485
Web Site: http://www.commercebank.com
Email: matthew.burkemper@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
(Unaudited) (Dollars in thousands, except per share data)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
FINANCIAL SUMMARY
Net interest income	$215,962	$203,057	$203,512	$620,084	$618,634
Non-interest income	129,572	117,515	132,743	370,750	381,242
Total revenue	345,534	320,572	336,255	990,834	999,876
Investment securities gains (losses), net	16,155	(4,129)	4,909	(1,275)	3,874
Provision for credit losses	3,101	80,539	10,963	141,593	35,232
Non-interest expense	190,858	187,512	191,020	572,068	572,224
Income before taxes	167,730	48,392	139,181	275,898	396,294
Income taxes	34,375	9,661	29,101	54,209	80,860
Non-controlling interest (income) expense	907	(1,132)	838	(2,479)	1,083
Net income attributable to Commerce Bancshares, Inc.	132,448	39,863	109,242	224,168	314,351
Preferred stock dividends	7,466	2,250	2,250	11,966	6,750
Net income available to common shareholders	$124,982	$37,613	$106,992	$212,202	$307,601
Earnings per common share:
Net income — basic	$1.12	$.34	$.93	$1.90	$2.65
Net income — diluted	$1.11	$.34	$.93	$1.89	$2.65
Effective tax rate	20.61%	19.51%	21.04%	19.47%	20.46%
Tax equivalent net interest income	$219,118	$206,253	$206,958	$629,773	$629,265
Average total interest earning assets (1)	$29,352,970	$28,193,312	$23,947,084	$27,419,514	$23,920,745
Diluted wtd. average shares outstanding	110,899,197	110,896,858	113,249,070	111,056,754	114,758,916

RATIOS
Average loans to deposits (2)	66.23%	69.22%	72.48%	69.12%	71.47%
Return on total average assets	1.71	.54	1.72	1.04	1.68
Return on average common equity (3)	15.21	4.77	14.21	8.93	14.11
Non-interest income to total revenue	37.50	36.66	39.48	37.42	38.13
Efficiency ratio (4)	55.00	58.10	56.66	57.37	57.08
Net yield on interest earning assets	2.97	2.94	3.43	3.07	3.52

EQUITY SUMMARY
Cash dividends per common share	$.270	$.270	$.248	$.810	$.744
Cash dividends on common stock	$30,174	$30,174	$27,993	$90,640	$85,533
Cash dividends on preferred stock (7)	$7,466	$2,250	$2,250	$11,966	$6,750
Book value per common share (5)	$29.64	$28.81	$26.27
Market value per common share (5)	$56.29	$59.47	$57.76
High market value per common share	$62.09	$69.77	$58.90
Low market value per common share	$53.03	$48.06	$52.05
Common shares outstanding (5)	111,532,580	111,533,315	112,732,983
Tangible common equity to tangible assets (6)	10.11%	10.12%	10.95%
Tier I leverage ratio	9.39%	9.88%	11.32%

OTHER QTD INFORMATION
Number of bank/ATM locations	308	312	316
Full-time equivalent employees	4,825	4,856	4,873
(1)Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2)Includes loans held for sale.
(3)Annualized net income available to common shareholders divided by average total equity less preferred stock.
(4)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.
(5)As of period end.
(6)The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
(7)For the period ended September 30, 2020, preferred stock dividends includes $5.2 million related to the preferred stock redemption. The $5.2 million is the excess of the redemption costs over the book value of the preferred stock and is considered a dividend.
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2019.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended					For the Nine Months Ended
(Unaudited) (In thousands, except per share data)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	September 30, 2020	September 30, 2019
Interest income	$223,114	$213,323	$221,485	$226,665	$231,743	$657,922	$698,020
Interest expense	7,152	10,266	20,420	24,006	28,231	37,838	79,386
Net interest income	215,962	203,057	201,065	202,659	203,512	620,084	618,634
Provision for credit losses	3,101	80,539	57,953	15,206	10,963	141,593	35,232
Net interest income after credit losses	212,861	122,518	143,112	187,453	192,549	478,491	583,402
NON-INTEREST INCOME
Bank card transaction fees	37,873	33,745	40,200	41,079	44,510	111,818	126,800
Trust fees	40,769	37,942	39,965	40,405	39,592	118,676	115,223
Deposit account charges and other fees	23,107	22,279	23,677	24,974	24,032	69,063	71,009
Capital market fees	3,194	3,772	3,790	2,536	1,787	10,756	5,610
Consumer brokerage services	4,011	3,011	4,077	4,139	4,030	11,099	11,665
Loan fees and sales	9,769	4,649	3,235	3,465	4,755	17,653	12,302
Other	10,849	12,117	8,719	26,863	14,037	31,685	38,633
Total non-interest income	129,572	117,515	123,663	143,461	132,743	370,750	381,242
INVESTMENT SECURITIES GAINS (LOSSES), NET	16,155	(4,129)	(13,301)	(248)	4,909	(1,275)	3,874
NON-INTEREST EXPENSE
Salaries and employee benefits	127,308	126,759	128,937	126,901	123,836	383,004	366,026
Net occupancy	12,058	11,269	11,748	12,218	12,293	35,075	34,939
Equipment	4,737	4,755	4,821	4,859	4,941	14,313	14,202
Supplies and communication	4,141	4,427	4,658	4,851	5,106	13,226	15,543
Data processing and software	23,610	23,837	23,555	23,934	23,457	71,002	68,965
Marketing	4,926	3,801	5,979	3,951	6,048	14,706	17,963
Other	14,078	12,664	14,000	18,460	15,339	40,742	54,586
Total non-interest expense	190,858	187,512	193,698	195,174	191,020	572,068	572,224
Income before income taxes	167,730	48,392	59,776	135,492	139,181	275,898	396,294
Less income taxes	34,375	9,661	10,173	28,214	29,101	54,209	80,860
Net income	133,355	38,731	49,603	107,278	110,080	221,689	315,434
Less non-controlling interest expense (income)	907	(1,132)	(2,254)	398	838	(2,479)	1,083
Net income attributable to Commerce Bancshares, Inc.	132,448	39,863	51,857	106,880	109,242	224,168	314,351
Less preferred stock dividends	7,466	2,250	2,250	2,250	2,250	11,966	6,750
Net income available to common shareholders	$124,982	$37,613	$49,607	$104,630	$106,992	$212,202	$307,601
Net income per common share — basic	$1.12	$.34	$.44	$.94	$.93	$1.90	$2.65
Net income per common share — diluted	$1.11	$.34	$.44	$.93	$.93	$1.89	$2.65

OTHER INFORMATION
Return on total average assets	1.71%	.54%	.80%	1.65%	1.72%	1.04%	1.68%
Return on average common equity (1)	15.21	4.77	6.48	13.90	14.21	8.93	14.11
Efficiency ratio (2)	55.00	58.10	59.17	56.29	56.66	57.37	57.08
Effective tax rate	20.61	19.51	16.40	20.88	21.04	19.47	20.46
Net yield on interest earning assets	2.97	2.94	3.33	3.36	3.43	3.07	3.52
Tax equivalent net interest income	$219,118	$206,253	$204,402	$206,156	$206,958	$629,773	$629,265
(1)Annualized net income available to common shareholders divided by average total equity less preferred stock.
(2)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	September 30, 2020	June 30, 2020	September 30, 2019
ASSETS
Loans
Business	$6,683,413	$6,858,217	$5,393,268
Real estate — construction and land	1,009,729	932,022	932,737
Real estate — business	2,993,192	2,941,163	2,833,146
Real estate — personal	2,753,867	2,690,542	2,226,663
Consumer	2,006,360	1,966,707	1,953,690
Revolving home equity	324,203	334,627	349,111
Consumer credit card	647,893	666,597	766,743
Overdrafts	2,270	5,179	7,236
Total loans	16,420,927	16,395,054	14,462,594
Allowance for credit losses on loans	(236,360)	(240,744)	(160,682)
Net loans	16,184,567	16,154,310	14,301,912
Loans held for sale	39,483	12,785	20,064
Investment securities:
Available for sale debt securities	11,539,061	10,317,427	8,660,419
Trading debt securities	25,805	28,813	35,918
Equity securities	4,203	4,128	4,186
Other securities	122,532	117,761	147,211
Total investment securities	11,691,601	10,468,129	8,847,734
Federal funds sold and short-term securities purchased under agreements to resell	2,275	—	2,850
Long-term securities purchased under agreements to resell	850,000	850,000	850,000
Interest earning deposits with banks	1,171,697	1,404,968	344,129
Cash and due from banks	357,616	391,268	512,254
Premises and equipment — net	377,853	368,565	365,949
Goodwill	138,921	138,921	138,921
Other intangible assets — net	7,183	7,179	9,139
Other assets	632,621	699,996	483,527
Total assets	$31,453,817	$30,496,121	$25,876,479
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$10,727,827	$9,700,261	$6,816,527
Savings, interest checking and money market	12,983,505	12,792,993	11,424,404
Certificates of deposit of less than $100,000	556,870	590,635	627,630
Certificates of deposit of $100,000 and over	1,433,577	1,443,078	1,441,590
Total deposits	25,701,779	24,526,967	20,310,151
Federal funds purchased and securities sold under agreements to repurchase	1,653,064	1,740,438	1,641,274
Other borrowings	782	1,475	257,383
Other liabilities	791,928	869,072	561,657
Total liabilities	28,147,553	27,137,952	22,770,465
Stockholders’ equity:
Preferred stock	—	144,784	144,784
Common stock	563,978	563,978	559,432
Capital surplus	2,140,410	2,136,874	2,042,643
Retained earnings	326,890	232,082	463,231
Treasury stock	(69,050)	(69,112)	(251,663)
Accumulated other comprehensive income	343,435	349,261	144,173
Total stockholders’ equity	3,305,663	3,357,867	3,102,600
Non-controlling interest	601	302	3,414
Total equity	3,306,264	3,358,169	3,106,014
Total liabilities and equity	$31,453,817	$30,496,121	$25,876,479

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
ASSETS:
Loans:
Business	$6,709,200	$6,760,827	$5,493,657	$5,362,020	$5,263,312
Real estate — construction and land	974,346	895,648	924,086	901,367	920,206
Real estate — business	2,989,652	2,962,076	2,853,632	2,820,189	2,883,379
Real estate — personal	2,722,300	2,582,484	2,390,716	2,283,530	2,175,156
Consumer	1,992,314	1,944,265	1,950,491	1,961,631	1,924,434
Revolving home equity	329,361	343,210	350,256	347,527	354,040
Consumer credit card	646,185	663,911	727,569	749,056	763,377
Overdrafts	2,689	2,912	4,044	18,322	9,240
Total loans	16,366,047	16,155,333	14,694,451	14,443,642	14,293,144
Allowance for credit losses on loans	(240,286)	(171,616)	(139,482)	(159,776)	(160,387)
Net loans	16,125,761	15,983,717	14,554,969	14,283,866	14,132,757
Loans held for sale	24,728	6,363	12,875	15,363	19,882
Investment securities:
U.S. government and federal agency obligations	770,361	776,240	802,556	826,702	825,544
Government-sponsored enterprise obligations	102,749	114,518	134,296	184,973	181,929
State and municipal obligations	1,767,526	1,285,427	1,222,595	1,207,584	1,172,259
Mortgage-backed securities	6,259,926	5,325,720	4,685,782	4,685,794	4,712,508
Asset-backed securities	1,520,988	1,342,518	1,182,556	1,258,297	1,297,685
Other debt securities	514,166	406,665	321,733	331,167	334,218
Unrealized gain (loss) on debt securities	368,154	281,457	191,275	149,591	152,706
Total available for sale debt securities	11,303,870	9,532,545	8,540,793	8,644,108	8,676,849
Trading debt securities	27,267	31,981	34,055	32,518	29,622
Equity securities	4,193	4,137	4,273	4,200	4,705
Other securities	120,253	139,250	144,096	141,501	134,896
Total investment securities	11,455,583	9,707,913	8,723,217	8,822,327	8,846,072
Federal funds sold and short-term securities purchased under agreements to resell	337	92	326	714	1,080
Long-term securities purchased under agreements to resell	849,994	850,000	850,000	849,986	713,030
Interest earning deposits with banks	1,024,435	1,755,068	601,420	390,134	226,582
Other assets	1,389,683	1,461,528	1,368,464	1,315,395	1,292,191
Total assets	$30,870,521	$29,764,681	$26,111,271	$25,677,785	$25,231,594

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$9,801,562	$8,843,408	$6,615,108	$6,552,862	$6,290,036
Savings	1,193,079	1,111,397	952,709	924,282	924,581
Interest checking and money market	11,731,494	11,441,694	10,777,400	10,618,347	10,409,111
Certificates of deposit of less than $100,000	573,207	605,136	622,840	626,944	620,138
Certificates of deposit of $100,000 and over	1,447,968	1,346,069	1,299,443	1,434,309	1,503,805
Total deposits	24,747,310	23,347,704	20,267,500	20,156,744	19,747,671
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,855,971	1,991,971	1,990,051	1,836,982	1,884,939
Other borrowings	1,225	345,162	161,698	94,471	77,248
Total borrowings	1,857,196	2,337,133	2,151,749	1,931,453	1,962,187
Other liabilities	899,890	763,524	466,980	458,094	390,560
Total liabilities	27,504,396	26,448,361	22,886,229	22,546,291	22,100,418
Equity	3,366,125	3,316,320	3,225,042	3,131,494	3,131,176
Total liabilities and equity	$30,870,521	$29,764,681	$26,111,271	$25,677,785	$25,231,594

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
ASSETS:
Loans:
Business (1)	2.95%	2.91%	3.50%	3.59%	3.85%
Real estate — construction and land	3.74	3.95	4.78	5.05	5.46
Real estate — business	3.53	3.71	4.16	4.22	4.42
Real estate — personal	3.56	3.69	3.83	3.85	3.91
Consumer	4.19	4.48	4.78	4.76	4.88
Revolving home equity	3.29	3.50	4.61	4.76	5.17
Consumer credit card	11.40	11.76	12.26	12.11	12.42
Overdrafts	—	—	—	—	—
Total loans	3.69	3.80	4.39	4.47	4.71
Loans held for sale	4.25	8.03	6.15	5.32	6.15
Investment securities:
U.S. government and federal agency obligations	3.71	.46	2.09	2.16	2.36
Government-sponsored enterprise obligations	2.17	3.51	4.19	2.17	2.69
State and municipal obligations (1)	2.53	2.97	3.11	3.05	3.14
Mortgage-backed securities	1.95	2.17	2.37	2.72	2.61
Asset-backed securities	1.90	2.25	2.63	2.62	2.80
Other debt securities	2.35	2.49	2.94	2.82	2.63
Total available for sale debt securities	2.18	2.18	2.54	2.69	2.69
Trading debt securities (1)	1.66	2.93	2.52	2.81	2.91
Equity securities (1)	47.15	48.42	46.78	49.40	35.67
Other securities (1)	6.74	4.36	5.31	6.58	6.19
Total investment securities	2.24	2.24	2.61	2.78	2.76
Federal funds sold and short-term securities purchased under agreements to resell	—	—	2.47	2.22	2.57
Long-term securities purchased under agreements to resell	5.26	5.08	3.53	2.26	2.01
Interest earning deposits with banks	.10	.10	.86	1.61	2.17
Total interest earning assets	3.07	3.09	3.66	3.75	3.90

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.09	.09	.11	.11	.11
Interest checking and money market	.10	.13	.30	.35	.38
Certificates of deposit of less than $100,000.71		.93	1.15	1.16	1.11
Certificates of deposit of $100,000 and over	.69	1.08	1.62	1.79	1.99
Total interest bearing deposits	.18	.25	.45	.52	.58
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	.09	.12	.96	1.20	1.74
Other borrowings	—	.82	.82	2.05	2.33
Total borrowings	.09	.22	.95	1.25	1.76
Total interest bearing liabilities	.17%	.25%	.52%	.61%	.73%

Net yield on interest earning assets	2.97%	2.94%	3.33%	3.36%	3.43%
(1) Stated on a tax equivalent basis using a federal income tax rate of 21%.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Nine Months Ended
(Unaudited) (In thousands, except per share data)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	September 30, 2020	September 30, 2019
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$240,744	$171,653	$160,682	$160,682	$161,182	$160,682	$159,932
Adoption of ASU 2016-13	—	—	(21,039)	—	—	(21,039)	—
Provision for credit losses on loans	3,200	77,491	42,868	15,206	10,963	123,559	35,232
Net charge-offs (recoveries):
Commercial portfolio:
Business	208	3,249	(373)	3,036	335	3,084	1,066
Real estate — construction and land	(1)	—	—	—	—	(1)	(117)
Real estate — business	(13)	(6)	(21)	35	(44)	(40)	(95)
	194	3,243	(394)	3,071	291	3,043	854
Personal banking portfolio:
Consumer credit card	7,263	3,584	9,157	8,829	8,568	20,004	26,592
Consumer	211	1,362	1,711	2,838	2,069	3,284	5,716
Overdraft	200	316	426	507	446	942	1,016
Real estate — personal	(198)	(71)	(4)	6	(30)	(273)	50
Revolving home equity	(86)	(34)	(38)	(45)	119	(158)	254
	7,390	5,157	11,252	12,135	11,172	23,799	33,628
Total net loan charge-offs	7,584	8,400	10,858	15,206	11,463	26,842	34,482
Balance at end of period	$236,360	$240,744	$171,653	$160,682	$160,682	$236,360	$160,682
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$35,200	$35,299	$32,250	$1,075	$1,075

NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	.01%	.19%	(.03%)	.22%	.03%	.07%	.03%
Real estate — construction and land	—	—	—	—	—	—	(.02)
Real estate — business	—	—	—	—	(.01)	—	—
	.01	.12	(.02)	.13	.01	.04	.01
Personal banking portfolio:
Consumer credit card	4.47	2.17	5.06	4.68	4.45	3.93	4.62
Consumer	.04	.28	.35	.57	.43	.22	.40
Overdraft	29.59	43.65	42.37	10.98	19.15	39.16	22.16
Real estate — personal	(.03)	(.01)	—	—	(.01)	(.01)	—
Revolving home equity	(.10)	(.04)	(.04)	(.05)	.13	(.06)	.09
	.52	.37	.83	.90	.85	.57	.86
Total	.18%	.21%	.30%	.42%	.32%	.23%	.33%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.25%	.14%	.07%	.07%	.08%
Non-performing assets to total assets	.13	.08	.04	.04	.05
Allowance for credit losses on loans to total loans(2)	1.44	1.47	1.14	1.09	1.11

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$37,295	$19,034	$7,356	$7,489	$7,753
Real estate — construction and land	1	1	2	2	3
Real estate — business	1,063	1,921	1,532	1,030	2,359
Real estate — personal	1,911	1,679	1,743	1,699	1,618
Total	40,270	22,635	10,633	10,220	11,733
Foreclosed real estate	57	422	422	365	502
Total non-performing assets	$40,327	$23,057	$11,055	$10,585	$12,235
Loans past due 90 days and still accruing interest	$14,436	$24,583	$16,520	$19,859	$16,308
(1) As a percentage of average loans (excluding loans held for sale).
(2) Excluding PPP loans, the allowance for credit losses on loans to total loans was 1.59% and 1.62% as of September 30, 2020 and June 30, 2020, respectively.

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2020
For the quarter ended September 30, 2020, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $132.4 million, compared to $39.9 million in the previous quarter and $109.2 million in the same quarter last year. The increase in net income over the previous quarter was primarily the result of a significant decrease in the provision for credit losses, coupled with higher net securities gains, net interest income and non-interest income, partly offset by higher income taxes. The economic forecast used to estimate the allowance for credit losses in September was slightly more optimistic than the forecast utilized in June, which resulted in no additional increase to the allowance for credit losses as of September 30, 2020, and significantly decreased the provision for credit losses this quarter, compared to the prior quarter. Net interest income increased this quarter and the net interest margin increased three basis points, partly due to an increase of $6.3 million in inflation income on our Treasury inflation-protected securities (TIPs). Excluding TIPs inflation income, the net yield on interest earning assets declined five basis points. Average loans increased $210.7 million over the previous quarter, while average available for sale investment securities grew $1.8 billion, and average deposits increased $1.4 billion. For the quarter, the return on average assets was 1.71%, the return on average common equity was 15.21%, and the efficiency ratio was 55.0%.

Balance Sheet Review
During the 3rd quarter of 2020, average loans totaled $16.4 billion, and increased $210.7 million over the prior quarter, and grew $2.1 billion, or 14.5%, over the same quarter last year. Period end loans grew $25.9 million over the prior quarter and $2.0 billion over September 30, 2019. Compared to the previous quarter, average loan growth was primarily driven by increases in personal real estate, construction and land, and consumer loans of $139.8 million, $78.7 million, and $48.0 million, respectively. This growth was partly offset by a decline in business loans of $51.6 million. The period-end balance of Paycheck Protection Loans (PPP) loans (included in business loans) was approximately $1.5 billion at both September 30, 2020 and June 30, 2020, but the average PPP loan balance at September 30, 2020 increased $261.6 million compared to the prior quarter. Growth in personal real estate loan balances was due to a continuation of strong demand for residential mortgage loans in this low interest rate environment. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $98.9 million, compared to $832 thousand in the prior quarter.

Total average available for sale debt securities increased $1.8 billion over the previous quarter to $11.3 billion, at fair value. The increase in investment securities was mainly the result of growth in mortgage-backed and state and municipal securities. During the quarter, purchases of securities totaled $2.3 billion with a weighted average yield of approximately 1.42%. Sales, maturities and pay downs were $1.0 billion. At September 30, 2020, the duration of the investment portfolio was 3.4 years, and maturities and pay downs of approximately $1.7 billion are expected to occur during the next 12 months.

Total average deposits increased $1.4 billion this quarter compared to the previous quarter. The increase in deposits resulted from growth in demand ($958.2 million), interest checking and money market ($289.8 million), savings deposits ($81.7 million), and certificates of deposit ($70.0 million). Compared to the previous quarter, total average commercial, consumer and wealth deposits (including private banking) grew $840.8 million, $237.5 million and $286.1 million, respectively.
The average loans to deposits ratio was 66.2% in the current quarter and 69.2% in the prior quarter. The Company’s average borrowings, which includes customer repurchase agreements, were $1.9 billion in the 3rd quarter of 2020 and $2.3 billion in the prior quarter.

Net Interest Income
Net interest income in the 3rd quarter of 2020 amounted to $216.0 million, an increase of $12.9 million compared to the previous quarter. On a tax equivalent basis, net interest income for the current quarter increased $12.9 million over the previous quarter to $219.1 million. The increase in net interest income was mainly due to higher income on interest earning assets, supplemented by lower interest expense on interest bearing liabilities. The Company recorded a $1.0 million adjustment to premium amortization on mortgage-backed securities for prepayment speed changes, which increased interest income this quarter. The net yield on earning assets (tax equivalent) increased to 2.97%, compared to 2.94% in the prior quarter.

Compared to the previous quarter, interest income on loans (tax equivalent) decreased $794 thousand, mostly as a result of lower yields on loans, mainly business real estate and consumer banking loans, and lower average balances of consumer credit card loans. Growth in average personal real estate, construction and consumer loan balances and higher yields on business loans increased net interest income and partially offset the impact of lower yields. The average tax-equivalent yield on the loan portfolio declined to 3.69%, compared to 3.80% in the previous quarter.

Interest income on investment securities (tax equivalent) increased $10.1 million over the previous quarter, mainly due to higher average balances. Decreasing rates on the investment securities portfolio were entirely offset by higher interest income earned on U.S. government and federal agency securities as TIPs inflation income grew $6.3 million this quarter. The yield on total investment securities was 2.24% in both the current and previous quarters.

Interest costs on deposits totaled 18 basis points in the 3rd quarter of 2020, compared to 25 basis points in the prior quarter. Interest expense on deposits decreased $2.2 million this quarter compared to the previous quarter mainly due to lower rates paid on all deposit categories. Borrowing costs decreased $880 thousand this quarter due to lower average balances of Federal Home Loan Bank borrowings and lower rates paid on borrowings, mainly securities sold under agreements to repurchase. The overall rate paid on interest bearing liabilities was .17% in the current quarter, compared to .25% in the prior quarter.

Non-Interest Income
In the 3rd quarter of 2020, total non-interest income amounted to $129.6 million, a decrease of $3.2 million, or 2.4%, compared to the same period last year and increased $12.1 million, or 10.3%, compared to the prior quarter. The decrease in non-interest income from the same period last year was mainly due to lower bank card fees, partly offset by growth in loan fees and sales.

Total net bank card fees in the current quarter decreased $6.6 million, or 14.9%, from the same period last year, and increased $4.1 million, or 12.2%, compared to the prior quarter. Net corporate card fees decreased $5.6 million from the same quarter of last year mainly due to lower transaction volume. Net debit card fees decreased $769 thousand, or 7.3%, mainly due to lower

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2020
interchange income. Net merchant income increased $56 thousand, or 1.2%, while net credit card fees decreased $283 thousand, or 7.8%, due to lower fee income, partly offset by lower rewards expense. Total net bank card fees this quarter were comprised of fees on corporate card ($20.2 million), debit card ($9.7 million), merchant ($4.6 million) and credit card ($3.4 million) transactions.

In the current quarter, trust fees increased $1.2 million, or 3.0%, over the same period last year, resulting from higher private client fee income. Compared to the same period last year, deposit account fees decreased $925 thousand, or 3.8%, mainly due to lower overdraft and return item fees, partly offset by an increase in corporate cash management fees. Additionally, capital market fees grew $1.4 million, or 78.7%, while loan fees and sales, mostly mortgage banking revenue, grew $5.0 million, or 105.4%, over amounts recorded in the same quarter last year.

Other non-interest income decreased in the 3rd quarter of 2020 compared to the previous quarter mainly due to lower cash sweep commissions, swap fees, and gains on sales of assets. These decreases were partly offset by increases in tax credit sales fees. For the 3rd quarter of 2020, non-interest income comprised 37.5% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities gains of $16.2 million in the current quarter, compared to losses of $4.1 million in the prior quarter and gains of $4.9 million in the 3rd quarter of 2019. Net securities gains in the current quarter primarily resulted from gains of $13.4 million on the sales of mortgage-backed securities coupled with unrealized gains of $2.4 million in the Company’s private equity investment portfolio.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $190.9 million, compared to $191.0 million in the same period last year and $187.5 million in the prior quarter. The decrease in non-interest expense compared to the same period last year was mainly due to lower travel and entertainment, marketing, and supplies and communication expense. These decreases were partially offset by higher salaries and employee benefits expense.

Compared to the 3rd quarter of last year, salaries and employee benefits expense increased $3.5 million, or 2.8%, driven mainly by growth in full-time salary costs, incentive compensation expense, and medical costs. Full-time equivalent employees totaled 4,825 and 4,873 at September 30, 2020 and 2019, respectively.
For the current quarter compared to the same quarter of last year, marketing expense decreased $1.1 million, or 18.6%. Supplies and communication expense decreased $965 thousand due to lower supplies, postage and bank card issuance expense. Other non-interest expense decreased mainly due to a $2.9 million decrease in travel and entertainment expense. FDIC insurance expense, also within other non-interest expense, increased due to higher deposit balances during the current quarter than in the 3rd quarter of 2019.

Income Taxes
The effective tax rate for the Company was 20.6% in the current quarter, 19.5% in the previous quarter, and 21.0% in the 3rd quarter of 2019.

Credit Quality
Net loan charge-offs in the 3rd quarter of 2020 amounted to $7.6 million, compared to $8.4 million in the prior quarter and $11.5 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .18% in the current quarter, .21% in the previous quarter, and .32% in the 3rd quarter of last year. Compared to the prior quarter, net loan charge-offs on commercial loans decreased $3.0 million to $194 thousand, while net loan charge-offs on personal banking loans increased $2.2 million to $7.4 million.

In the 3rd quarter of 2020, annualized net loan charge-offs on average consumer credit card loans were 4.47%, compared to 2.17% in the previous quarter, and 4.45% in the same quarter last year. Consumer loan net charge-offs were .04% of average consumer loans in the current quarter, .28% in the prior quarter and .43% in the same quarter last year.

This quarter, the provision for credit losses on loans totaled $3.2 million and was $4.4 million lower than net loan charge-offs. At September 30, 2020, the allowance for credit losses on loans totaled $236.4 million, or 1.44% of total loans and 1.59% of total loans excluding PPP loans. Additionally, the liability for unfunded lending commitments at September 30, 2020 was $35.2 million.

At September 30, 2020, total non-performing assets amounted to $40.3 million, an increase of $17.3 million over the previous quarter. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($40.3 million and $57 thousand, respectively). At September 30, 2020, the balance of non-accrual loans, which represented .25% of loans outstanding, included business loans of $37.3 million, business real estate loans of $1.1 million, and personal real estate loans of $1.9 million. Loans more than 90 days past due and still accruing interest totaled $14.4 million at September 30, 2020.

Other
During the 3rd quarter of 2020, the Company paid a cash dividend of $.27 per common share, representing an 8.9% increase over the same period last year. The Company also paid an annualized 6% cash dividend on its preferred stock. On September 1, 2020, the Company redeemed all outstanding shares of its Series B preferred stock.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.